Exhibit 99.1

FOR IMMEDIATE RELEASE

At Johnson Outdoors Inc.

David Johnson VP & Chief Financial Officer 262-631-6600	Cynthia Georgeson VP - Worldwide Communication 262-631-6600

JOHNSON OUTDOORS INC. ANNOUNCES
FISCAL 2007 SECOND QUARTER RESULTS

RACINE, WISCONSIN, April 27, 2007……Johnson Outdoors Inc. (Nasdaq: JOUT), a leading global outdoor recreation company, today announced net sales of $122.1 million for the second quarter ended March 30, 2007, a 14 percent increase compared to net sales of $107.4 million for the prior year quarter. Net earnings were $1.6 million, or $0.17 per diluted share, for the second quarter of 2007 compared to net earnings of $4.2 million, or $0.46 per diluted share in the prior year quarter.

SECOND QUARTER RESULTS
Second quarter sales reflect initial shipments to customers in anticipation of the primary consumer retail selling period for the Company’s seasonal outdoor products. Gains in Marine Electronics, Watercraft and Diving business units more than offset the anticipated continued slowing of military sales. Excluding the $2.4 million military sales decline, total Company net sales would have increased $17.1 million or 16 percent. Key drivers during the quarter included:

▪
Marine Electronics revenues rose 25 percent above last year due to favorable reception to new products across all brands in what has become one of the world’s leading marine electronic fishing system portfolios.

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Watercraft sales were 12 percent ahead of last year led by strong performances across the entire paddle sport brand portfolio. Key international markets posted double-digit growth year-over-year led by market and distribution expansion in Europe.

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Diving revenues increased 14 percent based on the strong performance of the SCUBAPRO® brand internationally. Excluding the impact of currency, Diving revenues would have grown 9 percent compared with the previous quarter.

▪	Outdoor Equipment revenues were down 16 percent due to a 25 percent decline in military sales versus the prior year quarter.

Total Company operating profit was $4.1 million compared to operating profit of $8.3 million in the prior year quarter. Net income was $1.6 million, or $0.17 per diluted share, compared to net earnings of $4.2 million, or $0.46 per diluted share, in the same quarter last year. Key drivers behind the comparisons were:

▪	Lower military sales
▪	Operational inefficiency in UWATEC® and Marine Electronics
▪	One-time corporate investment of $1.8 million in strategic future growth initiatives

“Corporate spending during the quarter was critical to help generate long-term value for shareholders and sustainable, profitable growth. We have been testing new go-to-market strategies to drive sales and enhance brand equity. We have also completed a comprehensive analysis of the outdoor recreational landscape to identify new growth platforms and targeted acquisition opportunities,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “All in all, we feel very good about the topline growth, the success of our investments in innovation, the consumer demand for our products, and we are working to address the supply chain challenges which led to operational inefficiencies in Diving and Marine Electronics. We continue to be very excited for the future of Johnson Outdoors.”

YEAR-TO-DATE RESULTS
Net sales in the first six months of fiscal 2007 were $193.8 million versus $179.9 million in the same six-month period last year, an increase of 8 percent. Excluding the anticipated $4.8 million decline in military sales, total Company net sales would have increased 10 percent. Consistent with second quarter, key drivers in the year-to-date period were:

▪	Successful new product launches in Marine Electronics, particularly Humminbird® and Cannon® brands which posted double-digit revenue growth during the six-month period.
▪	Strong demand behind new paddle sport product launches and international market expansion in Watercraft.
▪	Growth in SCUBAPRO® brand sales in Europe, Asia and developing markets. Favorable currency translation added 5 percent to year-to-date revenues in Diving.

Total Company operating profit was $1.4 million during the first six months compared to $7.5 million during the prior year-to-date period. Net loss for the first six months of the year was $0.5 million, or ($0.06) per diluted share, versus net income of $3.1 million, or $0.34 per diluted share, in the first six months of the prior year. Consistent with the second quarter, primary drivers behind the year-to-date comparison were:

▪	The significant drop in military sales versus the prior year six-month period.
▪	Reduced margins in Marine Electronics and Diving.
▪	Significant corporate investments in current and future growth initiatives.

OTHER FINANCIAL INFORMATION
The Company’s debt to total capitalization stood at 33 percent at the end of the second quarter versus 31 percent at March 30, 2006 as a result of increased working capital levels. Debt, net of cash and short-term investments, was $56.1 million at the end of this quarter versus $45.1 million at the end of the prior year quarter. Depreciation and amortization is $4.5 million year-to-date compared to $4.7 million last year. Capital spending totaled $5.7 million year-to-date, compared with $4.0 million in the prior year first six months.

“We continue to expect revenue growth in 2007 equal to last year, and improvement in core consumer brand operating margins. Strong growth in the quarter and continued high product demand has resulted in higher working capital. Orders are pacing well-ahead of last year at this time, and working capital levels should decline significantly by the end of the year,” said David W. Johnson, Vice President and Chief Financial Officer.

INNOVATION UPDATE
Johnson Outdoors delivers meaningful innovation to the outdoor recreation marketplace driven by unique consumer insights, with new products representing one-third of total Company net sales for the past three years. Strong new product growth continues to bolster the Company’s already robust existing brands and differentiate the Company in the industry. Among the 2007 innovations from Marine Electronics are:

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Humminbird® CannonLink™ Downrigger Control System allows anglers to control up to six downriggers from one central 900, 700 or Matrix Series fishing system, and offers multiple convenience features, including automatic deployment and retrieval, on-screen downrigger depth monitoring and measurement of water temperature, water clarity and speed, among others. The revolutionary technology won the prestigious Innovation Award from the National Marine Manufacturers Association in the Consumer Electronics and Software category at the recent 2007 Miami International Boat Show, the largest consumer boating show in the world.

▪
The Minn Kota® Powerdrive™ V2 is an enhanced design of one of the most popular trolling motors ever made. The V2, an electric steer bow-mount motor, features an improved deployment mechanism, and new ergonomically designed foot pedal and digital electronics. Among the new features is a speed control slide on the foot pedal offering easier access and more precise speed selection. A cordless foot pedal is optional, and utilizes the award-winning CoPilot™ technology that captured the coveted ICAST Award for Innovation when first introduced five years ago.

WEBCAST
The Company will host a conference call and audio webcast on Friday, April 27, 2007 at 11:00 a.m. Eastern Time. A live listen-only webcast of the conference call may be accessed at Johnson Outdoors' home page. A replay will also be available on Johnson Outdoors' home page, or by dialing (888) 286-8010 or (617) 801-6888 and providing confirmation code 29803437. The replay will be available through May 4, 2007 by phone and for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.
Johnson Outdoors is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Lendal™ paddles; Escape® electric boats; Minn Kota® motors; Cannon® downriggers; Humminbird® and Fishin’ Buddy® fishfinders; SCUBAPRO® and UWATEC® dive equipment; Silva® compasses and digital instruments; and Eureka!® tents. The Company has 23 locations around the world and employs 1,300 people.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT
Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company’s success in implementing its strategic plan, including its focus on innovation; actions of and disputes with companies that compete with the Company; the Company’s success in managing inventory; movements in foreign currencies or interest rates; the Company’s success in restructuring of its European Diving operations; unanticipated issues related to the Company’s military sales; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
Operating Results	THREE MONTHS ENDED		SIX MONTHS ENDED
	March 30 2007	March 31 2006	March 30 2007	March 31 2006
Net sales	$122,124	$107,374	$193,824	$179,937
Cost of sales	75,039	63,033	118,258	106,167
Gross profit	47,085	44,341	75,566	73,770
Operating expenses	43,014	36,070	74,135	66,310
Operating profit	4,071	8,271	1,431	7,460
Interest expense, net	1,344	1,218	2,197	2,120
Other (income) expense, net	(131)	222	(130)	293
Income (loss) before income taxes	2,858	6,831	(636)	5,047
Income tax expense (benefit)	1,265	2,657	(117)	1,968
Net income (loss)	$1,593	$4,174	$(519)	$3,079
Basic earnings (loss) per common share	$0.18	$0.46	$(0.06)	$0.34
Diluted earnings (loss) per common share	$0.17	$0.46	$(0.06)	$0.34
Diluted average common shares outstanding	9,181	9,127	9,017	9,135
Segment Results
Net sales:
Marine electronics	$64,538	$51,572	$94,004	$81,546
Outdoor equipment	15,584	18,514	29,274	33,037
Watercraft	22,729	20,244	34,470	32,528
Diving	19,530	17,119	36,449	32,937
Other/eliminations	(257)	(75)	(373)	(111)
Total	$122,124	$107,374	$193,824	$179,937
Operating profit (loss):
Marine electronics	$8,804	$8,445	$9,008	$10,861
Outdoor equipment	1,232	2,970	2,875	4,618
Watercraft	(501)	(1,140)	(2,894)	(3,631)
Diving	125	969	755	1,035
Other/eliminations	(5,589)	(2,973)	(8,313)	(5,423)
Total	$4,071	$8,271	$1,431	$7,460
Balance Sheet Information (End of Period)
Cash and short-term investments			$36,738	$31,710
Accounts receivable, net			111,861	99,367
Inventories, net			93,227	73,664
Total current assets			261,925	219,858
Total assets			364,985	321,387
Short-term debt			82,801	56,000
Total current liabilities			161,704	123,350
Long-term debt			10,005	20,800
Shareholders’ equity			184,487	169,341